Exhibit 99.1

The ONE Group Reports Third Quarter 2020 Results

Sequential Improvement in Comparable Sales Trends in the Second Quarter Continue Through the Third Quarter

Company Reports Positive Operating Income for the Third Quarter and Positive Comparable Sales for October

Denver, CO – (BUSINESS WIRE) – November 5, 2020 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported its financial results for the third quarter ended September 30, 2020 and provided an update related to COVID-19.

Highlights for the third quarter ended September 30, 2020 compared to the same period last year are as follows:

●	Total GAAP revenues increased 79.0% to $39.6 million from $22.1 million;
●	Consolidated comparable sales* decreased 15.6% but improved sequentially through the quarter
o	Comparable sales decreased 24.8% for July, 17.2% for August, and 4.3% for September;
●	Comparable sales* for STK decreased 24.2% but improved sequentially through the quarter
o	Comparable sales decreased 34.9% for July, 28.2% for August, and 10.4% for September;
●	Comparable sales* for Kona Grill decreased 7.3% but improved sequentially through the quarter
o	Comparable sales decreased 16.2% for July and 6.7% for August, and increased 2.3% for September;
●	GAAP net loss attributable to The ONE Group was $0.9 million, or $0.03 net loss per share, compared to GAAP net income of $0.5 million, or $0.02 net income per share. GAAP net loss attributable to The ONE Group during the third quarter 2020 included $1.7 million of incremental costs related to COVID-19; and,
●	Adjusted EBITDA** increased 76.9% to $4.7 million compared to $2.6 million in the prior year.

For October 2020, consolidated comparable sales* increased 4.2%. For Kona Grill comparable sales* increased 8.6% and for STK comparable sales* increased 0.3%.

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-month period. This measure includes total revenue from our owned and managed locations. Revenues from locations where we do not directly control the event sales force (The W Hotel Westwood, CA) are excluded from this measure.

** Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation and certain transactional costs. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Adjusted EBITDA to Net Income in this release.

“We are very encouraged by the continued sequential improvement in our comparable sales, and particularly by positive consolidated comparable sales in October. This marks six consecutive months of building performance as we welcome guests back to our STK and Kona Grill restaurants for unique in-person and outdoor dining experiences. Kona Grill, aided by its suburban footprint and coupled with the execution of our brand strategies, continues to rebound extremely well, as demonstrated by its positive comparable sales performance in both September and October. Although STK continues to experience major capacity limitations in key markets like New York and Las Vegas, our comparable STK units delivered positive comparable sales in October and an impressive average weekly volume greater than $215,000 per restaurant,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

“Importantly, the normalization in our sales performance has been complemented by actively managing operating costs and implementing cost-saving measures that have resulted in higher restaurant-level margins and lower G&A as a percentage of revenues as well as positive operating income during the third quarter. Our immense progress these past few months in restoring our business has been made possible through the dedication of our teammates, who are making incredible efforts strengthening operations, focusing on health and safety protocols, and bringing VIBE dining to life with our guests,” concluded Hilario.

Third Quarter 2020 Financial Results

Total GAAP revenues increased 79.0% to $39.6 million in the third quarter of 2020 from $22.1 million in the third quarter of 2019. The increase was primarily driven by the addition of the Kona Grill restaurants, which the Company acquired on October 4, 2019, partly offset by the effects of the COVID-19 pandemic, including occupancy limitations in locations resuming in person dining due to state and local mandates.

Total owned restaurant net revenues increased 97.1% to $37.8 million in the third quarter of 2020 from $19.2 million in the third quarter of 2019. The increase in revenue is primarily attributable to the addition of the Kona Grill restaurants, which had revenues of $22.8 million in the third quarter of 2020, partially offset by limited in-person seating due to state and local mandates. Comparable restaurant sales decreased 15.6% in the third quarter of 2020.

Management, license and incentive fee revenues were $1.7 million in the third quarter of 2020 compared to $2.9 million in the third quarter of 2019. Management and license fee revenue decreased primarily as a result of temporary closures for managed locations due to COVID-19.

Restaurant Operating Profit*** was $6.3 million, or 16.6% of company-owned restaurant net revenues, in the third quarter of 2020 compared to $2.0 million, or 10.2% of company-owned restaurant net revenues, in the third quarter of 2019. The 640 basis point improvement was primarily driven by the strong management of operating costs coupled with menu development and optimizations as restaurants re-opened.

GAAP net loss attributable to The ONE Group Hospitality, Inc. in the third quarter of 2020 was $0.9 million, or $0.03 net loss per share, compared to GAAP net income of $0.5 million, or $0.02 per share, in the third quarter of 2019. Third quarter 2020 net loss includes $1.7 million of incremental costs related to COVID-19.

Adjusted EBITDA** increased to $4.7 million in the third quarter of 2020 from $2.6 million in the third quarter of 2019.

***Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses. Restaurant Operating Profit has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Restaurant Operating Profit to Operating income (loss) in this release.

COVID-19 Update

Starting in May 2020, state and local governments began easing restrictions on stay-at-home orders. The Company has taken significant steps to adapt its business to increase sales while providing a safe environment for guests and employees, which resulted in a significant increase in revenues in the third quarter of 2020 compared to the second quarter of 2020. As the Company navigates through the pandemic, it has also implemented measures to reduce its costs including the deferral of capital projects and negotiations with suppliers and landlords regarding deferral or abatement of payments.

As of September 30, 2020, the Company had $26.6 million in cash and cash equivalents, $47.5 million in term loan debt, and $10.7 million available on its revolving credit facility, subject to restrictions.

Restaurant Re-Openings and Return to In-Person Dining

As of November 5, 2020, the Company has resumed in-person dining at 34 of 36 domestic restaurants and will resume in-person dining at its El Paso Kona Grill restaurant, which is currently open for takeout and delivery only, and re-open its San Juan STK restaurant as soon as conditions permit. The Company has also resumed in-person dining at three international STK restaurants and takeout and delivery only at one international STK location. The Company anticipates reopening three additional international STK locations in December and one international STK location, Ibiza, is seasonally closed. The Company has recalled approximately 3,000 furloughed employees since April 2020.

One Hospitality - F&B Venues

The Company continues to resume F&B operations with its partners where appropriate. As of November 5, 2020, the Company has resumed F&B operations for the following venues:

Domestic – The Hideout and W Hotel F&B

Italy – Radio Rooftop (Milan), ME Hotel F&B (Milan), and Angel Rooftop (Florence)

The Company’s F&B operations in the United Kingdom are expected to resume operations in December 2020.

2020 Guidance Suspended

Given the ongoing uncertainty surrounding the effects of the pandemic, the Company cannot reasonably predict when its restaurants will be able to return to normal dining room operations. This is subject to events beyond its control, including the effectiveness of governmental efforts to halt the spread of COVID-19.

The Company expects that its results of operations could be materially and negatively affected by COVID-19 for the remainder of 2020 and suspended annual guidance effective March 17, 2020.

Conference Call and Webcast

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Tyler Loy, Chief Financial Officer, will host a conference call and webcast today at 4:30PM Eastern Time.

The conference call can be accessed live over the phone by dialing 415-226-5361. A replay will be available after the call and can be accessed by dialing 1-412-317-6671; the passcode is 21971705. The replay will be available until November 19, 2020.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands are:

●	STK, a modern twist on the American steakhouse concept with 20 restaurants in major metropolitan cities in the U.S., Europe and the Middle East; and,
●	Kona Grill, a polished casual, bar-centric grill brand with 24 U.S. locations, features American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.

ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) the effects of the COVID-19 pandemic on our business, including government restrictions on our ability to operate our restaurants and changes in customer behavior, and our ability to re-hire employees; (2) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (3) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (4) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (5) changes in applicable laws or regulations; (6) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; (7) our ability to efficiently integrate Kona Grill restaurants, and our ability to improve performance and cost at the restaurants and to realize synergies; and (8) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Kate Ottavio Kent

(203) 682-8276

Kate.OttavioKent@icrinc.com

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Unaudited, in thousands, except earnings per share and related share information)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues:
Owned restaurant net revenue	$37,822	$19,185	$92,908	$60,221
Management, license and incentive fee revenue	1,745	2,921	4,042	8,260
Total revenues	39,567	22,106	96,950	68,481
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales	9,091	4,921	23,378	15,466
Owned restaurant operating expenses	22,454	12,305	60,991	38,652
Total owned operating expenses	31,545	17,226	84,369	54,118
General and administrative (including stock-based compensation of $496, $338, $1,316, and $975 for the three and nine months ended September 30, 2020 and 2019 respectively)	3,400	2,352	9,235	7,706
Depreciation and amortization	2,655	1,103	7,605	3,049
Transaction and integration costs	—	358	1,109	510
COVID-19 related expenses	1,716	—	3,759	—
Lease termination expenses	185	252	453	393
Pre-opening expenses	45	—	45	545
Other income, net	1	40	(11)	(226)
Total costs and expenses	39,547	21,331	106,564	66,095
Operating income (loss)	20	775	(9,614)	2,386
Other expenses, net:
Interest expense, net of interest income	1,280	230	3,650	717
Loss on early debt extinguishment	—	—	—	437
Total other expenses, net	1,280	230	3,650	1,154
(Loss) income before (benefit) provision for income taxes	(1,260)	545	(13,264)	1,232
(Benefit) provision for income taxes	(350)	76	(4,231)	157
Net (loss) income	(910)	469	(9,033)	1,075
Less: net (loss) income attributable to noncontrolling interest	(35)	9	(687)	83
Net (loss) income attributable to The ONE Group Hospitality, Inc.	$(875)	$460	$(8,346)	$992
Currency translation gain (loss)	19	(40)	(23)	(329)
Comprehensive (loss) income attributable to The ONE Group Hospitality, Inc.	$(856)	$420	$(8,369)	$663

Net (loss) income attributable to The ONE Group Hospitality, Inc. per share:
Basic net (loss) earnings per share	$(0.03)	$0.02	$(0.29)	$0.03
Diluted net (loss) earnings per share	$(0.03)	$0.02	$(0.29)	$0.03

Shares used in computing basic (loss) earnings per share	29,010,348	28,537,477	28,857,990	28,429,074
Shares used in computing diluted (loss) earnings per share	29,010,348	29,901,144	28,857,990	29,642,926

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated. Certain percentage amounts may not sum to total due to rounding.

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues:
Owned restaurant net revenue	95.6%	86.8%	95.8%	87.9%
Management, license and incentive fee revenue	4.4%	13.2%	4.2%	12.1%
Total revenues	100.0%	100.0%	100.0%	100.0%
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales (1)	24.0%	25.7%	25.2%	25.7%
Owned restaurant operating expenses (1)	59.4%	64.1%	65.6%	64.2%
Total owned operating expenses (1)	83.4%	89.8%	90.8%	89.9%
General and administrative (including stock-based compensation of 1.3%, 1.5%, 1.4%, and 1.4% for the three and nine months ended September 30, 2020 and 2019 respectively)	8.6%	10.6%	9.5%	11.3%
Depreciation and amortization	6.7%	5.0%	7.8%	4.5%
Transaction and integration costs	—%	1.6%	1.1%	0.7%
COVID-19 related expenses	4.3%	—%	3.9%	—%
Lease termination expenses	0.5%	1.1%	0.5%	0.6%
Pre-opening expenses	0.1%	—%	—%	0.8%
Other income, net	—%	0.2%	—%	(0.3)%
Total costs and expenses	99.9%	96.5%	109.9%	96.5%
Operating income (loss)	0.1%	3.5%	(9.9)%	3.5%
Other expenses, net:
Interest expense, net of interest income	3.2%	1.0%	3.8%	1.0%
Loss on early debt extinguishment	—%	—%	—%	0.6%
Total other expenses, net	3.2%	1.0%	3.8%	1.7%
(Loss) income before (benefit) provision for income taxes	(3.2)%	2.5%	(13.7)%	1.8%
(Benefit) provision for income taxes	(0.9)%	0.3%	(4.4)%	0.2%
Net (loss) income	(2.3)%	2.1%	(9.3)%	1.6%
Less: net (loss) income attributable to noncontrolling interest	(0.1)%	—%	(0.7)%	0.1%
Net (loss) income attributable to The ONE Group Hospitality, Inc.	(2.2)%	2.1%	(8.6)%	1.4%

(1)	These expenses are being shown as a percentage of owned restaurant net revenue.

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	September 30,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$26,565	$12,344
Accounts receivable	5,487	10,351
Inventory	2,256	3,058
Other current assets	1,346	1,047
Due from related parties	376	341
Total current assets	36,030	27,141

Property and equipment, net	66,641	70,483
Operating lease right-of-use assets	82,156	81,097
Deferred tax assets, net	12,023	7,751
Intangibles, net	16,530	17,183
Other assets	2,607	1,622
Security deposits	992	1,308
Total assets	$216,979	$206,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,722	$8,274
Accrued expenses	11,410	11,198
Deferred license revenue	207	332
Deferred gift card revenue and other	2,081	3,183
Current portion of operating lease liabilities	4,596	4,397
Current portion of long-term debt	628	749
Total current liabilities	26,644	28,133

Deferred license revenue, long-term	1,005	1,036
Operating lease liabilities, net of current portion	99,849	98,278
CARES Act Loans	18,314	—
Long-term debt, net of current portion	45,060	45,226
Total liabilities	190,872	172,673

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value, 75,000,000 shares authorized; 29,030,846 and 28,603,829 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	46,104	44,853
Accumulated deficit	(16,237)	(7,891)
Accumulated other comprehensive loss	(2,674)	(2,651)
Total stockholders’ equity	27,196	34,314
Noncontrolling interests	(1,089)	(402)
Total equity	26,107	33,912
Total liabilities and equity	$216,979	$206,585

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units and Adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Owned restaurant net revenue (1)	$37,822	$19,185	$92,908	$60,221
Management, license and incentive fee revenue	1,745	2,921	4,042	8,260
GAAP revenues	$39,567	$22,106	$96,950	$68,481

Food and beverage sales from managed units (1)	12,904	26,821	35,996	78,452

Total food and beverage sales at owned and managed units	$50,726	$46,006	$128,904	$138,673

________________________________________

(1) Components of total food and beverage sales at owned and managed units.

The following table presents the elements of the quarterly Same Store Sales measure for 2018, 2019 and 2020:

	2018				2019				2020
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
US STK Owned Restaurants	8.7%	6.2%	7.7%	14.9%	10.4%	7.8%	8.1%	7.6%	-12.9%	-79.7%	-20.6%
US STK Managed Restaurants	4.9%	10.1%	5.4%	15.6%	5.0%	3.6%	12.2%	12.6%	-12.5%	-85.3%	-31.9%
US STK Total Restaurants	7.3%	7.5%	6.9%	15.0%	8.6%	6.4%	9.3%	8.9%	-12.8%	-81.4%	-24.2%
Kona Grill Total Restaurants	—	—	—	—	—	—	—	3.9%	-15.5%	-52.8%	-7.3%
Combined Same Store Sales	7.3%	7.5%	6.9%	15.0%	8.6%	6.4%	9.3%	6.5%	-14.1%	-66.7%	-15.6%

Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation and certain transactional costs. Not all the aforementioned items defining Adjusted EBITDA occur in each reporting period but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA, alongside other GAAP measures such as net income, to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that Adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net (loss) income attributable to The ONE Group Hospitality, Inc.	$(875)	$460	$(8,346)	$992
Net (loss) income attributable to noncontrolling interest	(35)	9	(687)	83
Net (loss) income	(910)	469	(9,033)	1,075
Interest expense, net of interest income	1,280	230	3,650	717
(Benefit) provision for income taxes	(350)	76	(4,231)	157
Depreciation and amortization	2,655	1,103	7,605	3,049
EBITDA	2,675	1,878	(2,009)	4,998
COVID-19 related expenses	1,716	—	3,759	—
Transaction and integration costs (1)	—	358	1,109	510
Stock-based compensation	496	338	1,316	975
Lease termination expense (2)	185	252	453	393
Non-cash rent expense (3)	58	3	268	(86)
Pre-opening expenses	45	—	45	545
Loss on debt extinguishment	—	—	—	437
Adjusted EBITDA	5,175	2,829	4,941	7,772
Adjusted EBITDA attributable to noncontrolling interest	511	192	(475)	361
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$4,664	$2,637	$5,416	$7,411

(1)	Primarily transaction and integration costs incurred with the Kona Grill acquisition and subsequent integration activities and internal costs associated with capital raising activities, most recently the Goldman Sachs Credit Agreement.
(2)	Lease termination expense are costs associated with closed, abandoned and disputed locations or leases.
(3)	Non-cash rent expense is included in owned restaurant operating expenses and general and administrative expense on the consolidated statements of operations and comprehensive (loss) income.

Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses.

We believe Restaurant Operating Profit is an important component of financial results because: (1) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance, and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to our competitors. We use these metrics to facilitate a comparison of our operating performance on a consistent basis from period to period, to analyze the factors and trends affecting our business and to evaluate the performance of our restaurants.

The following table presents a reconciliation of Operating income (loss) to Restaurant Operating Profit for the periods indicated (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Operating income (loss) as reported	$20	$775	$(9,614)	$2,386
Management, license and incentive fee revenue	(1,745)	(2,921)	(4,042)	(8,260)
General and administrative	3,400	2,352	9,235	7,706
Depreciation and amortization	2,655	1,103	7,605	3,049
Transaction and integration costs	—	358	1,109	510
COVID-19 related expenses	1,716	—	3,759	—
Lease termination expense	185	252	453	393
Pre-opening expenses	45	—	45	545
Other income, net	1	40	(11)	(226)
Restaurant Operating Profit	$6,277	$1,959	$8,539	$6,103

Restaurant Operating Profit as a Percentage of Owned Restaurant Net Revenue	16.6%	10.2%	9.2%	10.1%